Ex-12(a)(1)

AARP FUNDS

AARP PORTFOLIOS

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

I. Introduction and Application

In accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules promulgated thereunder by the Securities and Exchange Commission, AARP Funds and the AARP Portfolios (together, the “Trusts”) are each required to publicly disclose on Form N-CSR whether they have adopted a code of ethics1 applicable to its principal executive officer, principal financial officer and principal accounting officer or controller (each a “Covered Officer”). The Trusts’ Covered Officers are listed on Appendix A.

Recognizing the importance of high ethical standards in the conduct of its business, the Trusts’ Board of Trustees, including a majority of its Independent Trustees (as defined below), has adopted this Code of Ethics (“Code”). This Code does not supersede or otherwise limit the applicability of the separate code of ethics that the Trusts have adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, with respect to any Covered Officer.

All persons listed on Appendix A are directed to read this Code carefully, retain it for future reference, and abide by the rules and policies set forth herein. Any questions concerning the applicability or interpretation of this Code should be directed to the Trusts’ Compliance Officer (as defined below) or to outside counsel for the Trusts (“Fund counsel”).

II. Purpose

This Code is designed to deter wrongdoing and to promote:

A. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B. Full, fair, accurate, timely and understandable disclosure in reports and documents the Trusts or any of their series (each a “Fund” and, together, the “Funds”) files with, or submits to, the SEC or in other public communications made by the Trusts or the Funds;

C. Compliance with applicable governmental laws, rules and regulations;

D. The prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

E. Accountability for adherence to this Code.

III. Definitions

A. “Covered Officer” means the principal executive officer of the Trusts and senior financial officers of the Trusts, including the principal financial officer, controller or principal accounting officer, or persons performing similar functions, regardless of whether these persons are employed by the Trusts or a third party.

[1]	The term “code of ethics” is defined in Item 2(b) of Form N-CSR.

B. “Compliance Officer” means the person appointed by the Board of Trustees to administer the Code. The Compliance Officer is listed on Appendix A.

C. “Executive Officer” has the same meaning as set forth in Rule 3b-7 under the Securities Exchange Act of 1934, as amended. Subject to any changes in that rule, the term “executive officer,” when used in this Code, means the president, any vice president, any officer who performs a policy making function, or any other person who performs similar policy making functions for the Trusts. The Executive Officers are listed on Appendix A.

D. “Implicit Waiver” means the Trusts’ failure to take action within a reasonable period of time regarding a material departure from this Code that has been made known to an Executive Officer.

E. “Independent Trustee” means a Trustee who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the 1940 Act.

F. “Waiver” means the approval by the Compliance Officer of a material departure from a provision of the Code.

IV. Honest and Ethical Conduct

A. General Objectives. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to and try to avoid any situations that may present, or appear to present, a conflict of interest. Covered Officers are expected to place the interests of the Trusts and the Funds above the Covered Officer’s own personal interests.

B. Conflicts of Interests. Each Covered Officer should handle actual or apparent conflicts of interest in an ethical manner. In the event that a Covered Officer intends to engage in a transaction, activity or relationship that the Covered Officer reasonably believes that the Board of Trustees would view as giving rise to a material conflict of interest, the Covered Officer must (i) avoid (or cease) such transaction, activity or relationship or (ii) consult with the Compliance Officer and provide an accurate description of the transaction, activity or relationship. Upon such consultation, the Compliance Officer (in consultation with Fund counsel if the Compliance Officer deems appropriate) shall conduct a review to determine (i) whether engaging in such transaction, activity or relationship reasonably could be expected to give rise to a conflict of interest, and (ii) the appropriate resolution of any such conflict.

Based on its review, the Compliance Officer may provide instructions to the Covered Officer to resolve any potential conflict of interest. The Covered Officer shall either (i) comply with such instructions or (ii) request a review of the instructions by the Trusts’ president, a vice president or the Board of Trustees (provided that the review is not undertaken by a person involved in the matter giving rise to the possible conflict of interest), such review being conclusive (provided that the Board may act in its discretion in any event). The records of any consultation with the Compliance Officer in this regard, and of any review by the Trusts’ president, a vice president or the Board of Trustees shall be retained in the manner set forth below in Section X of this Code.

The following discussion on specific types of conflicts of interest that may arise is not intended to be comprehensive, and each Covered Officer is expected to treat even an appearance of impropriety as a potential conflict of interest that should be avoided or brought to the attention of the Compliance Officer. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Trusts or the Funds. Examples of conflicts of interest include the following:

1. Personal Business Transactions. A Covered Officer may not cause the Funds to engage in any business transaction with his or her family members or relatives or utilize the

Covered Officer’s relationship with the Funds to cause any third party to engage in any business transaction with his or her family members or relatives. This provision is not intended, however, to restrict Covered Officers and their family members or relatives from purchasing or redeeming shares of a Fund as long as such purchases or redemptions are made in accordance with the procedures, limitations and restrictions set forth in the Fund’s registration statement.

2. Use of Nonpublic or Confidential Information. A Covered Officer may not use, or disclose to a third party, non-public or confidential information about the Funds or their activities or any of the Funds’ service providers for the purpose of personal gain by the Covered Officer or his or her family members or relatives (including, but not limited to, securities transactions based on such information).

3. Outside Employment or Activities. A Covered Officer may not engage in any outside employment or activity that interferes with his or her duties and responsibilities with respect to the Funds or is otherwise in conflict with or prejudicial to the Funds. A Covered Officer must disclose to the Compliance Officer any outside employment or activity that may constitute, or appear to constitute, a conflict of interest and obtain the Compliance Officer’s approval before engaging in such employment or activity. Any such employment or activity is permissible only if it would not be inconsistent with the best interests of the Funds and their shareholders.

4. Gifts. A Covered Officer may not accept any gift, entertainment, favor, or loan from any person or entity that does or seeks to do business with the Funds which goes beyond the courtesies generally associated with accepted business practice. Non-cash gifts of a de minimis nature are considered to be within accepted business practices. Cash gifts of any amount are strictly prohibited. Entertainment (in the form of meals, tickets to events or otherwise) must be reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

5. Corporate Opportunities. A Covered Officer may not exploit, for his or her own personal gain or the personal gain of family members or relatives, opportunities that are discovered through the use of Fund property, information, or the Covered Officer’s position unless the opportunity is fully disclosed, in writing, to the Board of Trustees and the Board declines to pursue such opportunity on behalf of the Funds.

6. Other Situations. Because other conflicts of interest may arise, it is not practical to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any questions, concerns or doubts, a Covered Officer should consult with the Compliance Officer before engaging in the transaction, making the investment or pursuing the interest or activity.

C. Reporting. Any potential conflict of interest must be disclosed and reported by the Covered Officer to the Compliance Officer and resolved before the Covered Officer takes any action. In certain instances, subject to applicable state and federal law, the conflict may be approved by the informed vote of those Trustees who have no interest in the proposed course of action.

V. Full, Fair, Accurate, Timely and Understandable Disclosure

A. General Policy. This Code is intended to promote the full, fair, accurate, timely and understandable disclosure in reports and other documents filed by the Trust with the SEC or made in other public communications by the Funds. Accordingly, the Covered Officers are expected to consider it central to their roles as officers of the Trusts to ensure that full, fair, accurate, timely and understandable disclosure is made in the Funds’ disclosure in reports and other SEC-filed documents and in other public communications. Covered Officers shall undertake, not only to prevent knowing or careless failures in this regard, but to affirmatively act to provide such quality of disclosure by familiarizing themselves with the disclosure requirements generally applicable to the Funds. Similarly, the Covered Officers shall endeavor to cause the Funds to communicate or make disclosures in a manner that is understandable and provided on a timely basis in accordance with regulatory requirements or other relevant standards. The Covered Officers must promptly inform the Compliance Officer upon determining that information in draft or existing reports or disclosure documents is not full, fair, accurate, timely or understandable. Any deficiency discovered in the Trusts’ financial controls and procedures must promptly be reported to the Audit Committee.

B. Changes in Disclosure Process. If, at any time, a Covered Officer believes that measures should be taken to improve any of the Funds’ disclosure processes, he or she shall advise the Compliance Officer and work with the Compliance Officer and other appropriate personnel to facilitate such improvement.

VI. Compliance With Applicable Governmental Laws, Rules and Regulations

A. General Policy. Each Covered Officer shall undertake to be familiar with the laws, rules, and regulations that govern the operations of the Funds, including, but not limited to, the regulatory framework imposed on the Funds by state law, the 1940 Act, other federal securities laws, Sarbanes-Oxley, and related SEC rules and regulations.

B. Cooperation with Service Providers. Each Covered Officer shall cooperate with Fund counsel, independent accountants, administrator and other service providers with the goal of maintaining the Funds in material compliance with applicable laws, rules and regulations.

C. Continuing Education. Covered Officers are encouraged to attend courses and seminars for the purpose of keeping themselves apprised of developments relating to laws, rules, and regulations applicable to the Funds.

D. Reporting of Violations. Upon learning of any material violation of any applicable law, rule or regulation by a Fund or a person acting with or on behalf of a Fund, Covered Officers must report such violation to the Compliance Officer and assist with the resolution of such violation. A Covered Officer should seek guidance whenever he or she is in doubt as to the applicability of any law, rule, or regulation with respect to the contemplated course of action. If in doubt as to a course of action, a good guideline is to “always ask first, act later” — if a Covered Officer is unsure of what to do in any situation, he or she should seek guidance before acting.

VII. Accountability and Internal Reporting of Violations of this Code

A. Acknowledgement. Each Covered Officer and each Executive Officer that is not a Covered Officer must, upon adoption of this Code (or upon becoming a Covered Officer or an Executive Officer) affirm in writing (in substantially the form attached hereto as Appendix B) that he or she has received, read and understands this Code and that he or she has complied with and will continue to comply with the requirements of this Code.

B. Reporting. Each Covered Officer must promptly notify the Compliance Officer if he or she knows of any actual or potential departure from this Code, whether the violation or potential violation was committed by the Covered Officer personally or by another Covered Officer. Each Executive Officer must promptly notify the Compliance Officer if any actual or potential departure from this Code by a Covered Officer is known to the Executive Officer. In either case, failure to do so is itself a violation of this Code. If no written report is made by a Covered Officer or Executive Officer, the Compliance Officer must document his or her receipt of any oral report of a suspected material violation of this Code received. If the Covered Officer making the report is also the Compliance Officer, then he or she shall report to the president of the Trusts who, with the assistance of Fund counsel as necessary, shall follow the procedures set forth below for the Compliance Officer. In the event that the president of the Trusts is also implicated in the alleged violation, the Covered Officer shall report to the chairperson of the Audit Committee

C. Action by Compliance Officer. Upon receiving a report from a Covered Officer or an Executive Officer, the Compliance Officer must conduct an internal investigation into the potential violation(s) of the Code, consulting with Fund counsel as necessary, to determine whether a violation of the Code has occurred and whether such violation has had or may have a material adverse impact upon the Trust or any of its series.

1. If, after such investigation, the Compliance Officer determines that no violation has occurred, the Compliance Officer is not required to take any further action.

2. If, after such investigation, the Compliance Officer, after consultation with Fund counsel, concludes that there has been a violation of the Code, but the violation has not caused a material adverse impact on the Trusts or the Funds, the Compliance Officer, upon consultation with counsel, shall determine what sanctions, if any, may be appropriate.

3. If, after such investigation, the Compliance Officer, after consultation with counsel, concludes that there has been a violation of the Code, and that such violation has had or may have a material adverse effect on a Trust or a Fund, the Compliance Officer shall report the violation and his or her proposed sanctions to the Audit Committee. The Audit Committee shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact upon a Trust or a Fund and to formulate appropriate actions or sanctions that the Audit Committee, in its business judgment, determines to be necessary or advisable. The Audit Committee shall have the discretion, in its business judgment, to impose sanctions on the Covered Officer if it deems such action to be necessary or appropriate.

D. Periodic Reports to the Board. The Compliance Officer shall report to the Board at each regularly scheduled Board meeting any and all violations of the Code (whether or not they caused a material adverse impact on a Trust or a fund), any Waivers or Implicit Waivers, and any sanctions imposed since the last Board meeting, if any.

E. Waivers. Notwithstanding the foregoing, the Compliance Officer shall be entitled to grant a Waiver of one or more provisions of this Code as set forth in Section VIII of this Code.

VIII. Waivers of Provisions of this Code

A. Waivers. A Covered Officer may seek, and the Compliance Officer may grant, Waivers from a provision of this Code in circumstances that would otherwise constitute a violation of the Code. Waivers will only be granted under extraordinary or special circumstances. The procedure for obtaining and granting a Waiver is set forth below:

1. The Covered Officer must submit to the Compliance Officer a written request for a Waiver describing the transaction, activity or relationship for which the Covered Officer seeks a Waiver that briefly explains the reason for engaging in the transaction, activity or relationship.

2. The determination with respect to the Waiver must be made by the Compliance Officer, in consultation with Fund counsel. If the Compliance Officer and Fund counsel determine that a Waiver is appropriate, the decision must be submitted to the Board for ratification.

3. The Compliance Officer must document all Waiver determinations. The documentation must remain in the Funds’ records for a period of not less than six years following the end of the fiscal year in which the Waiver occurred.

B. Disclosure of Waivers. To the extent required by applicable law, Waivers and Implicit Waivers will be publicly disclosed on a timely basis. If a material departure from a provision of this Code is known only by the Covered Person that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an Executive Officer for purposes of deciding whether there has been an Implicit Waiver.

IX. Accountability for Adherence to this Code

A. Accountability. The matters covered in this Code are of the utmost importance to the Funds and their shareholders and are essential to the Funds’ ability to conduct their business in accordance with its stated values. Each Covered Officer and each Executive Officer is expected to adhere to these rules (to the extent applicable) in carrying out his or her duties for the Funds. The conduct of each Covered Officer and each Executive Officer can reinforce an ethical atmosphere and positively influence the conduct of all officers, employees and agents of the Funds. The Trusts will, if appropriate, take action against any Covered Officer whose actions are found to violate this Code. The Trusts may also take action against any Executive Officer who fails to promptly report any known actual or potential departures from this Code, whether or not such failure ultimately results in an Implicit Waiver. Appropriate sanctions for violations of this Code will depend on the materiality of the violation to the Trusts.

B. Sanctions. Sanctions may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction or written censure by the Board, the imposition of a monetary penalty, suspension of the violator as an officer of the Trusts or termination of the employment of the violator. If a Trust or a Fund has suffered a loss because of violations of this Code, the Trust or the Fund may pursue its remedies against the individuals or entities responsible.

X. Records; Confidentiality; Amendments; Disclosure

A. Records. The Compliance Officer must maintain a copy of this Code, any amendments hereto, and any reports or other records created in relation to Waivers or Implicit Waivers of the provisions of this Code for a period of six years from the end of the fiscal year in which such document was created.

B. Confidentiality. All reports and records prepared and maintained pursuant to this Code are considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and Fund counsel.

C. Amendments. The Covered Officers and the Compliance Officer may recommend amendments to the Code for the consideration and approval of the Board. All such proposals for amendments must be in writing. In connection with any approved amendment to the Code, the Compliance Officer shall prepare a brief description of the amendment, so that the necessary disclosure may be (i) made with the next Form N-CSR to be filed on behalf of the Funds or (ii) posted on the Funds’ Internet website within five business days following the date of the amendment (where it shall remain posted for twelve months).

D. Disclosure. The Trusts must disclose this Code, any substantive amendments and any Waivers or Implicit Waivers by: (i) filing with the SEC a copy of the Code, any such amendments and Waivers or Implicit Waivers in the Funds’ annual report on Form N-CSR; or (ii) posting the text of the Code, any such amendments and Waivers or Implicit Waivers on the Funds’ Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of this Code, any such amendments and Waivers or Implicit Waivers and explain the manner in which such request may be made.

XI. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trusts for the purposes of Section 406 of Sarbanes-Oxley and the rules and forms applicable to the Trusts thereunder. To the extent that other policies or procedures of the Trusts or the Trusts’ investment adviser govern or purport to govern the activities and behavior of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with this Code. The code of ethics adopted by the Trusts and their investment adviser pursuant to Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

XII. Internal Use

This Code is intended solely for the internal use of the Trusts. This Code does not constitute an admission by or on behalf of the Trusts as to any fact, circumstance or legal conclusion.

Dated: December 8, 2005

APPENDIX A

AARP FUNDS

AARP PORTFOLIOS

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Covered Officers

Richard M. Hisey (principal executive officer (President)

Richard M. Hisey (principal financial officer (Treasurer)

Compliance Officer

Susan Kirkpatrick

Executive Officer

Richard M. Hisey

Richard M. Hisey

Dated: December 8, 2005

Revised: May 4, 2006

APPENDIX B

AARP FUNDS

AARP PORTFOLIOS

CODE OF ETHICS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

Initial and Annual Certification of Compliance

Name (please print)

This is to certify that I have received a copy of the Code of Ethics Pursuant to the Sarbanes-Oxley Act of 2002 (“Code”) for AARP Funds and the AARP Portfolios and that I have read and understand the Code. Moreover, I agree to promptly report to the Compliance Officer any violation or possible violation of this Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal.

Check one:

Initial

[    ] I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

Annual

[    ] I further certify that I have complied with and will continue to comply with each of the provisions of the Code to which I am subject.

Signature

Date

Received by:
Name:
Title:

Date:________________________________________